Filed pursuant to Rule 424(b)(3)
                                 Registration Nos. 33-67390 and
                                                    33-67390-01



                   MARCUS CABLE COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION

                    Supplement to Prospectus
            Dated April 16, 1997, as supplemented by
  Prospectus Supplements Dated May 15, 1997, August 14, 1997,
              November 14, 1997 and March 9, 1998

         The date of this Supplement is March 10, 1998

On December 4, 1997, Marcus Cable Company, L.P. filed the attached Form 8-K discussing the Company's definitive agreement to sell certain cable television systems located in Delaware and Maryland.

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   DECEMBER 5, 1997


                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE OPERATING COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION
              MARCUS CABLE CAPITAL CORPORATION II
              MARCUS CABLE CAPITAL CORPORATION III
   (Exact name of registrants as specified in their charters)


DELAWARE            33-81088 & 33-67390 & 33-93808     75-2337471
DELAWARE                      33-81088-01              75-2495706
DELAWARE                      33-67390-01              75-2546077
DELAWARE                      33-81088-02              75-2546713
DELAWARE                      33-93808-01              75-2599586
(State or other      (Commission File Number)      (I.R.S. Employer
jurisdiction of                                  Identification No.)
incorporation or
organization)


     2911 TURTLE CREEK BOULEVARED, SUITE 1300
               DALLAS, TEXAS                                   75219-6257
          (Address of principal executive offices)             (Zip Code)

                         (214) 521-7898
      (Registrants' telephone number, including area code)





                          Page 1 of 8
                  Index to Exhibits on Page 6

ITEM 5.  OTHER EVENTS.

     On December 4, 1997, Marcus Cable Company, L.P. announced that it has entered into a definitive agreement to sell certain cable television assets located in Delaware and Maryland. For information regarding this sale, reference is made to the press release attached hereto as Exhibit 20.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     20.1      Press Release dated December 4, 1997.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         MARCUS CABLE COMPANY, L.P.
                         (Registrant)

                         By:  Marcus Cable Properties, L.P., its
                              general partner,

                              By:  Marcus Cable Properties, Inc.,
                                   its general partner,

December 5, 1997                   By:  /s/ Jeffrey A. Marcus
                                        Jeffrey A. Marcus
                                   Its: President, Chief
                                        Executive Officer and
                                        Sole Director of Marcus
                                        Cable Properties, Inc.
                                        (Principal Executive
                                        Officer)

                                   By:  /s/ Thomas P. McMillin
                                        Thomas P. McMillin
                                   Its: Senior Vice President and
                                        Chief Financial Officer
                                        of Marcus Cable
                                        (Principal Financial and
                                        Accounting Officer)

                          MARCUS CABLE OPERATING COMPANY, L.P.
                         (Registrant)

                         By:  Marcus Cable Company, L.P., its
                              general partner,

                              By:  Marcus Cable Properties, L.P.,
                                   its general partner,

                                   By:  Marcus Cable Properties,
                                        Inc., its general
                                        partner,

December 5, 1997                   By:  /s/ Jeffrey A. Marcus
                                        Jeffrey A. Marcus
                                   Its: President, Chief
                                        Executive Officer and
                                        Sole Properties, Inc.
                                        (Principal Executive
                                        Officer)

                                   By:  /s/ Thomas P. McMillin
                                        Thomas P. McMillin
                                   Its: Senior Vice President and
                                        Chief Financial Officer
                                        of Marcus Cable
                                        Properties, Inc.
                                        (Principal Financial and
                                        Accounting Officer)

                         MARCUS CABLE CAPITAL CORPORATION
                         (Registrant)

December 5, 1997                   By:  /s/ Jeffrey A. Marcus
                                        Jeffrey A. Marcus
                                   Its: President, Chief
                                        Executive Officer and
                                        Sole Capital Corporation
                                        (Principal Executive
                                        Officer)

                                   By:  /s/ Thomas P. McMillin
                                        Thomas P. McMillin
                                   Its: Senior Vice President and
                                        Chief Financial Officer
                                        of Marcus Cable Capital
                                        Corporation (Principal
                                        Financial and Accounting
                                        Officer)


                         MARCUS CABLE CAPITAL CORPORATION II
                         (Registrant)

December 5, 1997                   By:  /s/ Jeffrey A. Marcus
                                        Jeffrey A. Marcus
                                   Its: President, Chief
                                        Executive Officer and
                                        Sole Capital Corporation
                                        II (Principal Executive
                                        Officer)

                                   By:  /s/ Thomas P. McMillin
                                        Thomas P. McMillin
                                   Its: Senior Vice President and
                                        Chief Financial Officer
                                        of Marcus Cable Capital
                                        Corporation II (Principal
                                        Financial and Accounting
                                        Officer)

                         MARCUS CABLE CAPITAL CORPORATION III
                         (Registrant)

December 5, 1997                   By:  /s/ Jeffrey A. Marcus
                                        Jeffrey A. Marcus
                                   Its: President, Chief
                                        Executive Officer and
                                        Sole Director of Marcus
                                        Cable Capital Corporation
                                        III Officer)


                                   By:  /s/ Thomas P. McMillin
                                        Thomas P. McMillin
                                   Its: Senior Vice President and
                                        Chief Financial Officer
                                        of Marcus Cable Capital
                                        Corporation III
                                        (Principal Financial and
                                        Accounting Officer)

                        INDEX TO EXHIBITS



Exhibit                                                                Page
Number    Description                                                Number

           20.1     Press Release dated December 7, 1997                7

                                                   Exhibit 20.1
MARCUS CABLE COMPANY, L.P.
DALLAS, TEXAS
December 4, 1997

        MARCUS CABLE TO SELL NON-STRATEGIC CABLE SYSTEMS
              IN DELAWARE AND MARYLAND TO COMCAST

Dallas, TX.---As part of the previously announced strategy of divesting certain non-clustered cable television systems, Marcus Cable Company, L.P. announced today that it has entered into a definitive agreement with an affiliate of Comcast Corporation to sell its cable television assets located in Delaware and Maryland for $65.5 million. The cable television systems serve approximately 26,500 customers in the Delmarva peninsula.

The systems serve the eastern coast of Maryland, along the Chesapeake Bay, eastward to the Atlantic Ocean through central Delaware with two headends. In commenting on the sale, Jeffrey A. Marcus, Chairman and CEO said, "This is part of our previously announced divestiture of non-strategic assets serving approximately 200,000 basic customers and reflects our strategy to bring greater focus to our core clusters. Comcast is one of the industry leaders in terms of customer service and technology advancement and I believe our customers will continue to be well served under the management of Comcast."

Thomas G. Baxter, President of Comcast Cable Communications, Inc. said of the acquisition, "These systems are an excellent geographic fit for Comcast, giving us broader coverage between currently owned and operated Comcast systems in Dover and Rehoboth Beach, Delaware and Salisbury, Maryland."

Waller Capital is representing Marcus Cable in the sale of Delaware and Maryland systems and continues to market the remaining non-strategic systems serving approximately 170,000 customers in Connecticut, Illinois, Mississippi, Oklahoma, Texas and Virginia.
The transaction is subject to regulatory approval and the closing is expected to occur in the first half of 1998.

Marcus Cable owns and manages domestic cable television systems. It is currently the nation's tenth largest cable operator serving over 1.2 million customers in 18 states. More information on Marcus Cable can be found on the company's website on the internet at www.marcuscable.com

Comcast Corporation is principally engaged in the development, management and operation of wired telecommunications, including cable television and telephone services; wireless telecommunications, including cellular, personal communications services and direct to home satellite television; and content, through principal ownership of QVC, the world's premier electronic retailer, through C3 (Comcast Content and Communications), through majority ownership of Comcast-Spectator and a controlling interest in E! Entertainment, and through other programming investments.

Comcast's Class A and Class A Special Common Stock are traded on the Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively. More information on Comcast Corporation can be found on the company's website on the internet at www.comcast.com



                               For further information contact:
                                             Thomas P. McMillin
                                                 (214) 521-7898